EXHIBIT 23.0





                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-37229, 333-46243, 333-52601, 333-58799,
333-64069, 333-75253, 333-92023, 333-93761, 333-94815, 333-44928, 333-46738,
333-54160, 333-61948, 333-02672 and 333-52601) and on Forms S-8 (Nos. 333-05705,
333-12551, 333-58801, 333-60731, 333-89631, 333-91985, 333-37624 and 333-37626)
of Home Properties of New York, Inc. of our reports dated, (1) August 26, 2001 relating to the statement of revenue and certain expenses of Virginia Village for the year ended December 31, 2000; (2) October 3, 2001 relating to the statement of revenue and certain expenses of Devonshire Hills (formerly Windsor at Hauppauge) for the year ended December 31, 2000; (3) October 1, 2001 relating to the statement of revenue and certain expenses of Fenland Field Apartments for the year ended December 31, 2001; (4) October 1, 2001 relating to the statement of revenue and certain expenses of Courtyard Village Apartments for the year ended December 31, 2000 and (5) November 19, 2001 relating to the combined statement of revenue and certain expenses of the Wellington Properties for the year ended December 31, 2000, which appear in the Current Report on Form 8-K/A of Home Properties of New York, Inc. dated March 30, 2001.


Rochester, New York
November 27, 2001